Generex Common Stock to be Quoted on the
OTCQB Under the Symbol “GNBT”
Beginning Thursday, October 21, 2010

Common Stock will no longer be traded on the
NASDAQ Capital Market beginning on that date

Generex Will Continue to Pursue its Product
Development & Commercialization Initiatives Unabated

WORCESTER, MA, October 19, 2010 (PRNewswire) – Generex Biotechnology Corporation (www.generex.com) announced today that on October 19, 2010 the NASDAQ Listing Qualifications Panel notified the Company that the Panel has determined to delist the Company’s common stock from the NASDAQ Capital Market and will suspend trading of the stock effective at the open of trading on Thursday, October 21, 2010 as a consequence of the Company’s non-compliance with NASDAQ’s minimum $1.00 per share closing bid price requirement.

The Company has been advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter (OTC), that the Company’s common stock is immediately eligible for quotation on the OTCQB effective with the opening of the markets on October 21, 2010.  The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  The Company has also been advised that its common stock will continue to trade under the symbol “GNBT”.  Investors will be able to view real time stock quotes for GNBT at http://www.otcmarkets.com.

In September, 2010, there were 3,871 securities quoted on the OTCQB and the aggregate dollar value traded was just under $4 billion.

Generex management and its Board of Directors remain fully committed to the aggressive pursuit of the Company’s product development and commercialization initiatives.  “The move to the OTCQB is not reflective of the value and tremendous potential of our pipeline,” said Mark Fletcher, the Generex Interim President & Chief Executive Officer.  “Our efforts to move our pipeline products forward to commercialization will continue unabated.”

At the reconvened Special Meeting of the Company’s stockholders held on October 18, 2010, the reverse stock split proposal put forward by the Company’s Board of Directors as a means of maintaining the Company’s NASDAQ listing did not achieve the necessary vote in time for the meeting.

Of the 269,360,643 shares outstanding as of the August 12 record date, 191,872,323 shares (71.24%) were voted.  The 127,819,048 shares voted in favor of the proposal represented 66.61% of votes cast and 47.45% of the outstanding shares.  Approval of the proposal required a majority of the outstanding shares to vote in favor; accordingly, the vote fell 2.56% short.

During the week following the Company’s October 11th announcement of its pending acquisition of a 51% equity interest in Global Medical Direct, LLC, interest in the reverse stock split proposal increased dramatically.  During that period, the number of shares voted in favor of the proposal increased by 42,312,013 (an increase of nearly 50%) and the number of shares voted against the proposal decreased by 29,497,077 (a decrease of almost 32%) and the number of shares voted overall increased by 11,749,664 (a 13% increase).

In light of the increased stockholder support for the reverse stock split proposal as evidenced by the voting pattern over the past week, the Company will appeal the Panel’s delisting determination to the NASDAQ Listing and Hearing Review Council.  The Listing Council is a standing independent advisory committee appointed by NASDAQ’s Board of Directors that, among other things, hears appeals of Panel decisions to delist.  The suspension of the Company’s common stock from trading on NASDAQ will remain in place throughout the appeal process, although the stock will be quoted on the OTCQB during that time.

About Pink OTC Markets Inc.

Pink OTC Markets Inc. is a financial information and technology services company that operates an inter-dealer electronic quotation and trading system in the Over-The-Counter (or OTC) securities market.  It is not registered with the Securities and Exchange Commission as a stock exchange or broker-dealer firm.  Investors should contact a broker-dealer firm to trade in a security quoted on the OTCQB or the other OTC tiers operated by Pink OTC Markets Inc.  More information is available at http://www.otcmarkets.com.

About Generex Biotechnology Corporation

Generex is engaged in the research, development, and commercialization of drug delivery systems and technologies.  Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs).  The Company's proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company's proprietary RapidMist™ device.  The Company's buccal insulin spray product, Generex Oral-lyn™, which has been approved in India, Lebanon, Algeria, and Ecuador for the treatment of subjects with Type-1 and Type-2 diabetes, is in Phase III clinical trials at several sites around the world.  Antigen Express, Inc. is a wholly owned subsidiary of Generex.  The core platform technologies of Antigen Express comprise immunotherapeutic vaccines for the treatment of malignant, infectious, allergic, and autoimmune diseases.  For more information, visit the Generex website at www.generex.com or the Antigen Express website at www.antigenexpress.com.

Safe Harbor Statement

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not.  Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement.  No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.  Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials.  Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency.  Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contacts:

Investor Relations Contacts:

Generex
Todd Falls
800-391-6755

Seahawk Capital Partners, Inc.
Joseph Moscato
646-599-6222

American Capital Ventures, Inc.
Howard Gostfrand
877-918-0774

Media Contact:
Beckerman Public Relations
Christina Brozek
201-452-4849